Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER 2021 RESULTS

•Quarterly revenues of $43.2 million, down 10% from prior year’s second quarter due to reduced restructuring activity and few large M&A transaction completions

•Total year to date revenues of $112.2 million, 2% lower than the same period in 2020 as increased M&A activity did not fully offset slower restructuring activity

•Both compensation costs and non-compensation costs lower than last year for quarter and year to date

•Continued accelerated debt reduction with $15 million discretionary repayment after quarter end

•Repurchased 567,355 shares of common stock and common stock equivalents during the quarter at an average price of $16.39 per share

•Recruited 4 additional Managing Directors since last earnings announcement; year to date recruited 10 Managing Directors globally

NEW YORK, NEW YORK, August 3, 2021 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $43.2 million, a net loss of $8.8 million and a loss per share of $0.45 for the quarter ended June 30, 2021.

The Firm’s second quarter 2021 revenues compare to revenues of $47.8 million in the comparable period in 2020, a decrease of $4.6 million. The Firm’s second quarter 2021 net loss and loss per share compare to a net loss of $15.0 million and a loss per share of $0.79 for the second quarter 2020.

For the six months ended June 30, 2021, revenues of $112.2 million compare to $114.9 million for the comparable period in 2020, a decrease of $2.7 million. For the first half of 2021, a net loss of $6.7 million and a loss per share of $0.34 compare to a net loss of $22.5 million and a loss per share of $1.19 for the same period in 2020.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We have seen a material increase in new client assignments for the year to date, and our number of transaction announcements is higher as well. By that measure our second quarter was the second best in our history, and on a trailing four quarters basis our number of deal announcements is at an all-time high. While many of our announced transactions have been for large companies, the deal sizes year to date have skewed to the smaller end of the size spectrum, resulting in anemic first half revenue similar to our results for that period last year. Our current pipeline suggests that revenue for the full year should evolve similarly to last year, where a strong second half followed a slow first half and resulted in a respectable full year revenue outcome. Given our continued discipline on costs that should result in improved full year results in terms of earnings and cash flow. For the year to date our cash flow was sufficient to make another voluntary debt repayment, and we remain focused on reducing our leverage while also repurchasing shares at what we see as an attractive price. And we continue to invest in the longer term potential of the business through both senior level recruiting and the development of internal talent,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $43.2 million in the second quarter of 2021 compared to $47.8 million in the second quarter of 2020, a decrease of $4.6 million, or 10%. The decrease principally resulted from a reduction in restructuring retainer and advisory fees partially offset by an increase in merger and acquisition transaction completion fees.

For the six months ended June 30, 2021, revenues were $112.2 million compared to $114.9 million in 2020, a decrease of $2.7 million, or 2%. The decrease principally resulted from a reduction in restructuring retainer fees and capital advisory fees partially offset by increases in merger and acquisition transaction completion fees and financing advisory fees, particularly in North America.

Recruiting Update

The Firm is announcing today several additional recruits related to the rebuilding and expansion of our global Private Capital Advisory (PCA) business. Faris Elrabie will join the Firm as a Managing Director in New York focused on project management of primary and secondary transactions. Mr. Elrabie spent the last 6 years at Kirkland & Ellis LLP where he focused on private capital fundraising, secondaries and fund general partner transactions. Sean Joffe will also join the PCA team in New York as a Managing Director focused on eastern U.S. distribution. Mr. Joffe spent the last 8 years at the capital advisory specialist firm Sixpoint Partners where he was a senior member of the distribution team. Andrew Harrison will join the PCA team as a Managing Director in London focused on European distribution. Mr. Harrison has more than 15 years of relevant investment banking experience and most recently spent 4 years at Silverfleet Capital, a European mid-market private equity firm, as head of investor relations. Prior to that he spent 12 years at Credit Suisse in both capital raising and project management roles.

In addition, we are announcing today Rodd Langenhagen has joined the Firm as a Managing Director and Head of Software. Mr. Langenhagen has been focused on the software and securities industry for over 20 years at specialized firms including Broadview International and Pacific Crest Securities.

The Firm remains in dialogue with numerous additional candidates and expects to finalize additional recruits throughout the year. Including all Managing Directors whose recruitment we have announced to date, we have 71 client-facing Managing Directors as of this date.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2021 were $52.4 million, which compared to $62.9 million of total operating expenses for the second quarter of 2020. The decrease in total operating expenses of $10.5 million, or 17%, resulted from both lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.

For the six months ended June 30, 2021, our total operating expenses were $114.1 million, which compared to $132.7 million of total operating expenses for the first half of 2020. The decrease in total operating expenses of $18.6 million, or 14%, resulted from both lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions, unaudited)
Employee compensation and benefits expenses	$39.8	$46.5	$87.1	$100.8
% of revenues	92%	97%	78%	88%
Non-compensation operating expenses	12.6	16.4	27.0	31.8
% of revenues	29%	34%	24%	28%
Total operating expenses	52.4	62.9	114.1	132.7
% of revenues	121%	132%	102%	115%
Total operating income (loss)	(9.2)	(15.1)	(2.0)	(17.8)
Operating profit margin	NM	NM	NM	NM

Compensation and Benefits Expenses

Our employee compensation and benefits expenses of $39.8 million in the second quarter of 2021 compare to $46.5 million for the second quarter of 2020. The decrease in expense of $6.7 million, or 14%, is principally due to a reduction in incentive compensation to better align compensation with revenue generation on a quarterly basis. The ratios of compensation to revenues for the second quarters in both 2021 and 2020 were elevated due to lower than average quarterly revenues.

For the six months ended June 30, 2021, our employee compensation and benefits expenses were $87.1 million compared to $100.8 million for the same period in 2020. The decrease in expense of $13.7 million, or 14%, was principally attributable to lower incentive compensation as discussed above and a decrease in the charge for amortization of restricted stock units. The ratio of compensation to revenues for the six month period in 2021 was 78% as compared to 88% for the same period in 2020.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended June 30, 2021, our non-compensation operating expenses of $12.6 million decreased $3.8 million, or 23%, as compared to $16.4 million in the same period in 2020. The decrease principally resulted from both the elimination of a double rent charge incurred in 2020 during the build out period for our new headquarters space and the absence of a one-time charge for the sale last year of our Brazilian business, partially offset by a slight increase in travel expenses as business travel activity slowly began to increase.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2021 were 29% compared to 34% for the same period in 2020.

For the first half of 2021, our non-compensation operating expenses of $27.0 million decreased $4.8 million, or 15%, as compared to $31.8 million in the comparable period in 2020. The decrease principally resulted from both the elimination of the double rent charge as discussed above and the benefit of lower travel costs incurred since the beginning of the global pandemic last year, partially offset by the recognition of a foreign exchange loss in the first half of 2021 as compared to a foreign exchange gain in the same period last year.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2021 were 24% compared to 28% for the same period in 2020. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading significantly lower non-compensation costs over relatively comparable revenues in the first half of 2021 as compared to the same period in 2020.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense
For the three months ended June 30, 2021, we incurred interest expense of $3.1 million as compared to $3.7 million for the same period in 2020. The decrease of $0.6 million related to both lower market borrowing rates and lower borrowings outstanding as a result of accelerated debt repayments.

For the six months ended June 30, 2021, we incurred interest expense of $6.3 million, a decrease of $2.2 million as compared to $8.5 million for the same period in 2020. Consistent with the quarterly period, the decrease related to both lower market borrowing rates and lower borrowings outstanding.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the three months ended June 30, 2021, we recognized an income tax benefit of $3.4 million as compared to a benefit of $3.9 million for the same period in 2020. The tax benefit realized in the second quarter of 2021 declined as compared to the same period in 2020 a result of a lower pre-tax loss in the recent three month period.

For the six months ended June 30, 2021, due to our pre-tax loss we recognized an income tax benefit of $1.5 million. This compared to an income tax benefit for the same period in 2020 of $3.8 million. The income tax benefit recognized during the first half of each 2021 and 2020 were net of charges of $0.6 million and $2.6 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective tax rate for the six month period ended June 30, 2021 as compared to the same period in 2020 would have been 25% and 24%, respectively. The slightly higher effective rate for the six months ended June 30, 2021 principally resulted from lower U.K. earnings in 2021 as compared to 2020. The U.K. has a lower rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2021, we had cash and cash equivalents of $92.5 million and term loan debt with a principal balance of $306.9 million.

During July 2021, we made a voluntary principal repayment of $15.0 million on our term loan. Our next required principal payment is due in December 2023.

During the second quarter of 2021, we repurchased in the open market 449,798 shares of our common stock at an average price of $16.67 per share, for a total cost of $7.5 million. In addition, during the second quarter of 2021, we repurchased 117,557 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $15.30 per share, for a total cost of $1.8 million.

For the period through January 31, 2022, our Board of Directors has authorized $50.0 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of June 30, 2021, we have $26.2 million remaining under that authorization. Going forward, we intend to balance further debt repayment with prudent share repurchases subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, use of cash for debt repayments, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on September 15, 2021 to common stockholders of record on September 1, 2021.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the second quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, August 3, 2021, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s second quarter 2021 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 0842108. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10158725.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong,

Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2020 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$43,237	$47,786	$112,161	$114,885

Operating Expenses
Employee compensation and benefits	39,791	46,476	87,083	100,836
Occupancy and equipment rental	4,600	7,411	8,997	12,757
Depreciation and amortization	793	569	1,580	1,168
Information services	2,327	2,651	4,685	5,056
Professional fees	1,704	1,899	3,900	4,221
Travel related expenses	516	118	708	2,506
Other operating expenses	2,695	3,772	7,172	6,122
Total operating expenses	52,426	62,896	114,125	132,666
Total operating income (loss)	(9,189)	(15,110)	(1,964)	(17,781)
Interest expense	3,078	3,728	6,286	8,511
Income (loss) before taxes	(12,267)	(18,838)	(8,250)	(26,292)
Provision (benefit) for taxes	(3,442)	(3,870)	(1,509)	(3,751)
Net income (loss)	$(8,825)	$(14,968)	$(6,741)	$(22,541)

Average shares outstanding:
Basic	19,447,717	18,886,856	19,560,997	18,895,775
Diluted	19,447,717	18,886,856	19,560,997	18,895,775
Earnings (loss) per share:
Basic	$(0.45)	$(0.79)	$(0.34)	$(1.19)
Diluted	$(0.45)	$(0.79)	$(0.34)	$(1.19)